Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003 are based on the historical financial statements of RR Donnelley & Sons Company (“RR Donnelley” or the “Corporation”), Moore Wallace Incorporated (“Moore Wallace”) and Wallace Computer Services, Inc. (“WCS”) after giving effect to (i) the transaction as a purchase of Moore Wallace by RR Donnelley (and the earlier merger of Moore Wallace and WCS, effective May 15, 2003) using the purchase method of accounting, (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements, and (iii) the issuance of $1.0 billion of new RR Donnelley Notes (the “New RR Donnelley Notes”).

The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the periods indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on preliminary estimates and assumptions set forth in the notes to such information. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. Income taxes do not reflect the amounts that would have resulted had RR Donnelley and Moore Wallace filed consolidated income tax returns during the periods presented. No assurance can be given that cost savings and synergies will be realized.

Pro forma adjustments are necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, pension and compensation expense, interest expense and the income tax effects related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The preliminary valuations have been considered in management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements.

The final purchase price allocation will be completed after asset and liability valuations are finalized. A final determination of these fair values will include management’s consideration of final valuations, which will be based on the net tangible and intangible assets of Moore Wallace that existed as of the effective date. Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements presented in this Form 8-K. Amounts preliminarily allocated to intangible assets with indefinite and definite lives may change significantly, which could result in a material increase or decrease in amortization of intangible assets. Estimates related to the determination of the lives of the assets acquired may also change, which could result in a material increase or decrease in depreciation or amortization expense.

An unaudited pro forma condensed combined balance sheet is not presented herein since RR Donnelley’s condensed consolidated balance sheet at March 31, 2004 filed on Form 10-Q presents the balance sheet of the combined company.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003 are presented as if the transaction had been completed on January 1, 2003.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2004 combines the historical unaudited results of RR Donnelley for the three months ended March 31, 2004 (which includes the results of Moore Wallace since February 27, 2004) and the historical unaudited results of Moore Wallace for the period from January 1, 2004 to February 26, 2004.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 combines the historical results of RR Donnelley and Moore Wallace for the year ended December 31, 2003, as well as the historical unaudited results of WCS for the 135-day period prior to the merger of Moore Wallace with WCS (which was completed on May 15, 2003), calculated by adding the historical unaudited results of WCS for the three-month period ended April 30, 2003 and one-half of the historical unaudited results of WCS for the three-month period ended January 31, 2003.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in RR Donnelley’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004; RR Donnelley’s Annual Report on Form 10-K for the year ended December 31, 2003; Moore Wallace’s Annual Report on Form 10-K for the year ended December 31, 2003; and Moore Wallace’s Current Report on Form 8-K filed September 26, 2003 for WCS’s nine months ended April 30, 2003.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations of the combined company that would have been reported had the transaction been completed as of the beginning of the period presented and should not be considered as representative of the future consolidated results of operations of the combined company.

Based on a preliminary analysis, RR Donnelley expects to incur in subsequent quarters costs for severance and facility charges related to vacating redundant RR Donnelley and Moore Wallace facilities and other costs associated with exiting activities. Costs related to Moore Wallace severance and certain facility charges will be recorded as an additional cost of the acquisition. Certain costs related to RR Donnelley severance and facility charges will be recorded in future combined statements of operations. Some of these costs, primarily severance and lease termination costs, will result in future cash payments, the timing of which may exceed one year from the effective date. No adjustment has been made to the pro forma information presented in this Form 8-K to reflect these potential future actions, as the costs of employee terminations, facility exit costs, the final valuation of tangible and intangible assets and related liabilities are not currently determinable. RR Donnelley expects to expend a substantial amount of effort evaluating facilities, finalizing valuations of tangible and intangible assets and determining appropriate employment levels. Although preliminary plans are currently being formulated, RR Donnelley has not finalized such estimates. When the costs of such plans become estimable, these amounts will be recorded in the financial statements to reflect the estimated costs of such actions.

The purchase price allocation is preliminary. Prior to the end of the purchase price allocation period, if information becomes available that would indicate it is probable that any pre-transaction contingencies existed and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation.

As part of the transaction, Moore Wallace’s Term Loan B was liquidated with proceeds from commercial paper issuances. The proceeds from the issuance of the New RR Donnelley Notes were used to liquidate the commercial paper and Moore Wallace’s historical $403 million Senior Notes. Accordingly, the pro forma statements of operations reflect the impact of retirement of the Moore Wallace debt.

The income tax rate applied to the pro forma adjustments is the expected statutory rate of 39.5%. All other tax amounts are stated at historical amounts.

Moore Wallace’s historical consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which differs in certain respects from U.S. GAAP. Note 24 to the consolidated financial statements in Moore Wallace’s Annual Report on Form 10-K for the year ended December 31, 2003 provides a description of the material differences and a reconciliation between Canadian GAAP and U.S. GAAP. For the purposes of presenting the unaudited pro forma condensed combined financial information, financial information relating to Moore Wallace has been adjusted to conform to U.S. GAAP.

Intercompany balances or transactions between the combining companies were not significant for any of the periods presented. No material pro forma adjustments were required to conform Moore Wallace’s accounting policies to RR Donnelley’s accounting policies. Certain reclassifications have been made to conform the RR Donnelley, Moore Wallace and WCS historical amounts to the pro forma presentation in addition to those required to conform the historical amounts of Moore Wallace to U.S. GAAP.

On November 26, 2003, Moore Wallace announced its plan to acquire Payment Processing Solutions, Inc. (“PPS”), a Tennessee-based provider of mortgage statement processing solutions to the financial services industry, for approximately $92.5 million in cash and Moore Wallace common shares, including the repayment of PPS debt. The acquisition of PPS was completed on December 31, 2003. Pro forma disclosure of the impact of the PPS acquisition on the statement of operations has been included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2004. Pro forma disclosure of the impact of the PPS acquisition has been excluded from the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 since it is not material to RR Donnelley’s or Moore Wallace’s consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF RR DONNELLEY AND MOORE WALLACE

Three Months Ended March 31, 2004

U.S. GAAP (in thousands, except per share data)

	RR Donnelley	Moore Wallace Period from January 1, 2004 to February 26, 2004 (a)	Non-Recurring Charges Directly Attributable to the Acquisition (e)		Pro Forma Adjustments		Pro Forma
Net sales	$1,446,195	$555,351	$—		$—		$2,001,546

Cost of sales	1,173,699	392,923	(66,943	)(e)	1,838	(d)	1,501,517
Selling, general and administrative expenses	208,957	142,818	(24,410	)(e)	3,352	(d)(f)	330,717
Provision for (recovery of) restructuring costs, net, and impairment charge ($27.8 million and $0 at RR Donnelley and Moore Wallace, respectively)	50,141	(2,453)	—		—		47,688
Depreciation and amortization	80,905	23,176	—		3,535	(g)	107,616

Total operating expenses	1,513,702	556,464	(91,353)		8,725		1,987,538

Income (loss) from operations	(67,507)	(1,113)	91,353		(8,725)		14,008

Interest expense, net	16,964	7,975	—		(1,101	)(h)	23,838
Other expenses (income), net	(10,598)	331	—		—		(10,267)

Earnings before taxes and minority interest	(73,873)	(9,419)	91,353		(7,624)		437

Income tax (benefit) expenses	(22,001)	8,301	36,084	(k)	(3,011	)(k)	19,373
Minority interest expense	396	215	—		—		611

Net (loss) earnings	$(52,268)	$(17,935)	$55,269		$(4,613)		$(19,547)

Net (loss) earnings per share:
Basic	$(0.35)						$(0.09)
Diluted	$(0.35)						$(0.09)

Average shares outstanding (in thousands):
Basic	151,278				65,055	(l)	216,333
Diluted	151,278				65,055	(l)	216,333

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF RR DONNELLEY AND MOORE WALLACE

Year Ended December 31, 2003

U.S. GAAP (in thousands, except per share data)

	RR Donnelley (b)	Moore Wallace (a)(b)	WCS Pro Forma 135 Days Ended April 30, 2003 (b)(c)	Pro Forma Adjustments		Pro Forma(e)
Net sales	$4,787,162	$2,872,796	$544,516	$—		$8,204,474

Cost of sales	3,683,893	2,022,137	398,160	10,156	(d)	6,114,346
Selling, general and administrative expenses	539,913	518,943	92,881	20,129	(d)(f)	1,171,866
Provision for (recovery of) restructuring costs, net, and impairment charge ($8,860 and $7,169 at RR Donnelley and WCS, respectively)	16,427	13,577	(606)	—		29,398
Depreciation and amortization	276,136	111,792	22,655	25,811	(g)	436,394

Total operating expenses	4,516,369	2,666,449	513,090	56,096		7,752,004

Income from operations	270,793	206,347	31,426	(56,096)		452,470

Interest expense, net	50,359	54,939	9,053	(14,213	)(h)	100,138
Debt settlement costs	—	7,493	—	(7,493	)(i)	—
Other expenses (income), net	12,301	3,012	—	(3,925	)(j)	11,388

Earnings before taxes and minority interest	208,133	140,903	22,373	(30,465)		340,944

Income tax expenses	31,768	7,894	13,044	(12,034	)(k)	40,672
Minority interest expense (income)	(144)	1,254	—	—		1,110

Net earnings	$176,509	$131,755	$9,329	$(18,431)		$299,162

Net earnings per share:
Basic	$1.56					$1.39
Diluted	$1.54					$1.38

Average shares outstanding (in thousands):
Basic	113,285			102,069	(l)	215,354
Diluted	114,302			102,069	(l)	216,371

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

(a)	Historical results of Moore Wallace are prepared in accordance with Canadian GAAP and have been adjusted to conform with RR Donnelley’s presentation under U.S. GAAP. The differences between Canadian GAAP and U.S. GAAP that are material to Moore Wallace’s unaudited consolidated statements of operations for the year ended December 31, 2003 are described in the section entitled “—Differences Between Canadian GAAP and U.S. GAAP.”

(b)	Certain reclassifications have been made to the historical presentation of RR Donnelley, Moore Wallace and WCS financial information in order to conform to the pro forma condensed combined presentation.

(c)	The historical results of WCS for the 135 days prior to Moore Wallace’s merger with WCS were calculated using the unaudited historical results for the quarter ended April 30, 2003 and one-half of the historical unaudited results for the quarter ended January 31, 2003.

(d)	Represents pro forma adjustments required to record the pension and postretirement expense based upon the fair valuation of the prepaid pension costs, pension liability and postretirement liability of $3.1 million ($1.8 million in cost of sales and $1.3 million in selling, general and administrative expenses) for the three months ended March 31, 2004 and $16.9 million ($10.1 million in cost of sales and $6.8 million in selling, general and administrative expenses) for the year ended December 31, 2003, respectively.

(e)	The pro forma adjustment in the statement of operations for the three months ended March 31, 2004 reflects the following: an estimated $55.9 million non-recurring charge to cost of sales that was incurred as the capitalized manufacturing profit added to inventory under purchase accounting was recorded as those inventories were sold following the close of the transaction; non-recurring charge to cost of sales of $11.0 million attributable to backlog for amortization following the completion of the transaction, and a charge of approximately $24.4 million for advisory fees related to the acquisition paid by Moore Wallace for the period January 1, 2004 to February 26, 2004. These adjustments were not required for the unaudited proforma statement of operation for year ended December 31, 2003 since these charges were not reflected in the RR Donnelley or Moore Wallace historical statements for the year ended December 31, 2003. These charges are directly attributable to the transaction, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company.

(f)	Reflects recognition of compensation costs of $2.1 million and $13.3 million for the three months ended March 31, 2004 and the year ended December 31, 2003 respectively, related to the exchange of unvested restricted stock and restricted stock units.

(g)	Represents a pro forma adjustment to reflect incremental depreciation and amortization resulting from fair value adjustments to property, plant and equipment, amortizable intangible assets and system development costs as illustrated below. The amount of this adjustment and the assumptions regarding useful lives are preliminary and are based on our management’s estimates and preliminary valuations as they relate to the underlying fair values and useful lives. The actual adjustment may differ materially and will be based on final valuations.

	Fair Value	Useful Life (in years)	Moore Wallace Pro Forma Annual Depreciation and Amortization	Moore Wallace Pro Forma Quarterly Depreciation and Amortization
	(in thousands)
Property, plant and equipment	$743,091	3-30	$107,292
Amortizable intangibles:
Customer relationships	$239,518	12-15	16,580
Patents	100,900	8	12,613
Non-compete agreements	19,472	1.5-2	12,754
System development costs	55,100	5	11,020
Tradename	318,500	Indefinite	—
Backlog (see note e)	11,000	Less than 1 year	—

Total pro forma depreciation and amortization			$160,259	$40,065
Less: Historical Moore Wallace depreciation and amortization			(134,448)	(23,176)
Less: Portion of Moore Wallace pro forma depreciation and amortization included in RR Donnelley results for the three months ended March 31, 2004			—	(13,354)

Pro forma adjustment to depreciation and amortization			$25,811	$3,535

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS—(Continued)

(h)	Reflects pro forma interest expense adjustment for the three months ended March 31, 2004 and the year ended December 31, 2003, calculated as follows to reflect the debt structure adjusted for the effects of the transaction:

	Three Months Ended March 31, 2004	Year Ended December 31, 2003
	(in thousands)
New RR Donnelley Notes due 2009 (1)	$3,750	$15,000
New RR Donnelley Notes due 2014 (2)	7,425	29,700
Amortization of deferred financing fees (3)	381	1,525
Commitment fees (4)	225	900
Other interest (5)	1,650	2,654

Pro forma interest expense	$13,431	$49,779

Less: Historical interest expense—Moore Wallace	(7,975)	(54,939)
Less: Historical interest expense—WCS	—	(9,053)
Less: Portion of Moore Wallace pro forma interest expense included in RR Donnelley results for the three months ended March 31, 2004	(6,557)	—

Pro forma interest expense adjustment	$(1,101)	$(14,213)

(1)	Reflects pro forma interest expense on the $400 million New RR Donnelley Notes due 2009 using an outstanding balance of $400 million and a coupon interest rate of 3.75%.
(2)	Reflects pro forma interest expense on the $600 million New RR Donnelley Notes due 2014 using an outstanding balance of $600 million and a coupon interest rate of 4.95%.
(3)	Reflects amortization of estimated deferred financing fees and discount on the New RR Donnelley Notes over the term of the related debt.
(4)	Reflects commitment fees of 0.09% on estimated undrawn funds under the revolving credit facility of $1.0 billion.
(5)	Reflects interest expense related to capital leases, foreign and other debt.

(i)	For the year ended December 31, 2003, reflects the elimination of the write-off of non-recurring $7.5 million of debt issuance costs resulting from financing related to Moore Wallace’s merger with WCS on May 15, 2003.

(j)	Reflects the pro forma adjustment to eliminate the $3.9 million non-recurring charge incurred for the fair market value adjustment for Moore Wallace’s interest rate swaps directly attributable to the financing of Moore Wallace’s merger with WCS.

(k)	Reflects the pro forma tax effect of the above adjustments at an estimated combined statutory tax rate of 39.5%.

(l)	Represents adjustments to basic and dilutive shares outstanding necessary to present the RR Donnelley shares exchanged for Moore Wallace common shares at the beginning of the periods presented.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS—(Continued)

Differences Between Canadian GAAP and U.S. GAAP

The following describes the material adjustments to the unaudited pro forma condensed combined financial statements to reconcile Canadian GAAP and U.S. GAAP and should be read in conjunction with Note 24 to the consolidated financial statements contained in Moore Wallace’s Annual Report on Form 10-K for the year ended December 31, 2003.

Moore Wallace’s Canadian GAAP accounting is consistent in all material aspects with U.S. GAAP with the following exceptions:

Pensions and Postretirement Benefits

With the adoption of Canadian Institute of Chartered Accountants (CICA) Handbook Section 3461, Employee Future Benefits, effective January 1, 2000, there is no longer any difference in the method of accounting for these costs. However, the transitional rules for implementing the new Canadian standard continue to result in U.S. GAAP reporting differences. Under CICA Handbook Section 3461, all past net gains (losses), net assets and prior service costs were recognized as of the date of adoption. In contrast, under U.S. GAAP, net gains (losses), net assets and prior service costs that occurred before January 1, 2000 are recognized over the appropriate amortization period.

Income Taxes

The liability method of accounting for income taxes is used for both Canadian GAAP and U.S. GAAP. However, under U.S. GAAP, temporary differences are tax effected at enacted rates, whereas under Canadian GAAP, temporary differences are tax effected using substantively enacted rates and laws that will be in effect when the differences are expected to reverse.

Stock Compensation

The adoption of CICA Handbook, Section 3870—Stock-Based Compensation and Other Stock-Based Payments reduced most prospective differences in accounting for these costs between Canadian GAAP and U.S. GAAP. For both Canadian and U.S. GAAP, Moore Wallace uses the intrinsic value method for accounting for stock options. Prior to CICA Handbook Section 3870, recognition of compensation expense was not required for Moore Wallace’s Series 1 Preference Share options, whereas under U.S. GAAP, the expense is measured at the fair value of the preference share options, less the amount the employee is required to pay, and is accrued over the vesting period.

In April 2002, the Moore Wallace shareholders approved the amendment of the options to purchase Series 1 Preference Shares to eliminate the cash-out provision and to make them exercisable for one common share per preference share option. The exercise price and the number of preference share options remained unchanged. This amendment effectively made these options common share equivalents for diluted earnings per share computations. The transition rules for CICA Handbook Section 3870 required that these common share equivalents be considered outstanding as of the beginning of the year, whereas for U.S. GAAP purposes, these preference share options were not considered common share equivalents until amended. The difference in the weighted average common shares between Canadian GAAP and U.S. GAAP relates solely to the amendment of the preference share options.

Additionally, no compensation expense is required to be recognized in the current and future periods under Canadian GAAP pursuant to CICA Handbook Section 3870, whereas under U.S. GAAP, unearned compensation cost will be recognized over the remaining vesting period (through December 11, 2004) based on the intrinsic value of the option on the date of approval.

Comprehensive Income

U.S. GAAP requires disclosure of comprehensive income and its components. Comprehensive income is the change in equity of Moore Wallace from transactions and other events other than those resulting from transactions with owners and is comprised of net income and other comprehensive income. The components of

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS—(Continued)

other comprehensive income for Moore Wallace are unrealized foreign currency translation adjustments, the change in fair value of derivatives, minimum pension liability and unrealized gains (losses) on available-for-sale securities. Under Canadian GAAP, there is no standard for reporting comprehensive income.

Accounting for Derivative Instruments and Hedging Activities

For U.S. GAAP purposes, Moore Wallace’s interest rate swaps are designated as cash flow hedges, and changes in their fair value are recorded in other comprehensive income. Under Canadian GAAP, there is no standard requiring the recognition of the fair value of derivatives through comprehensive income.

Foreign Currency Translation

Under U.S. GAAP, foreign currency translation gains or losses are only recognized on the sale or substantial liquidation of a foreign subsidiary. Under Canadian GAAP, a foreign currency gain or loss due to a partial liquidation is recognized in income.

Business Process Reengineering

Under U.S. GAAP, business process reengineering costs are expensed as incurred. Prior to October 28, 1998, Canadian GAAP permitted these costs to be capitalized or expensed. Subsequent to October 28, 1998, Canadian GAAP requires expensing these costs. Prior to October 28, 1998, Moore Wallace capitalized business process reengineering costs and classified them as computer software. In 2002, the U.S. GAAP reconciling item for computer software relates solely to the amortization differential of the capitalized amounts.

Convertible Debentures

The debt issue costs disclosed on the U.S. GAAP reconciliation represents the change in the fair value of contingent consideration granted in connection with the December 2001 induced conversion of the Moore Wallace subordinated convertible debentures. The contingent consideration is the right granted with the inducement shares for the holder to potentially receive additional consideration in the future based on the 20-day weighted average Moore Wallace share price at December 31, 2003 and 2002. For Canadian GAAP purposes, to the extent that any stock or cash is paid, it will be recorded as a charge to retained earnings. For U.S. GAAP purposes, the fair value of this contingent consideration is recognized in earnings and recorded at fair market value in subsequent reporting periods. The fair value of the consideration was based upon an independent third-party valuation using an option pricing valuation model that includes Moore Wallace’s share price volatility, cost of borrowings and certain equity valuation multiples.

The following tables provide a reconciliation of Moore Wallace net earnings as reported under Canadian GAAP to net earnings under U.S. GAAP.

	Year Ended December 31, 2003	Period from January 1, 2004 to February 26, 2004
	(in thousands)
Net earnings under Canadian GAAP	$114,176	$(20,729)
U.S. GAAP ADJUSTMENTS:
Pension expense	4,139	697
Postretirement benefits	17,326	2,852
Computer software	6,785	1,129
Debt conversion costs	1,169	—
Stock-based compensation	(602)	(98)
Income taxes	(11,238)	(1,786)

Net earnings under U.S. GAAP.	$131,755	$(17,935)